Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Synalloy Corporation Closes on the Purchase of Marcegaglia USA's Stainless Steel Pipe and Tube Operations

Richmond, Virginia., March 1, 2017 (GLOBE NEWSWIRE) - Synalloy Corporation (Nasdaq: SYNL) today announced that its subsidiary Bristol Metals, LLC, has closed on the purchase of Marcegaglia USA’s stainless steel pipe and tube operations. The purchase price for the transaction of $14.95 million includes primarily the stainless steel pipe and tube manufacturing equipment and inventory assets of the business.

The combined business will operate as Bristol Metals, LLC, with facilities in Bristol, TN and Munhall, PA. The new Bristol Metals, LLC will be the largest domestic producer of welded stainless steel pipe and mechanical tube in North America, with market share approaching 40%. Craig Bram, President and CEO of Synalloy Corporation noted, “The combined capacity of the two operations will exceed 70 million pounds annually across all product lines. At 2014 pricing and demand levels, the new Bristol Metals, LLC has the potential to generate in excess of $150 million in annual revenue.”

Kyle Pennington, President of Synalloy Metals said, “We will spend the balance of 2017 integrating the sales and operations of the two companies and expect a smooth transition. Best practices and procedures will be adopted from both operations to ensure the highest in product quality and service to our customers. The acquisition of Marcegaglia USA’s laser and TIG mills enhances our on-going business with additional capacity and technological advantages. Bristol Metals, LLC will have the most extensive product line and capacity in the industry. We can now offer a full range of tubing products to support our new heavy wall capabilities and traditional welded pipe markets. We are well positioned compared to other competitors supplying our markets.”

Forward-Looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements are based on current expectations, estimates and projections about our industry, our business, our customer relationships, management's beliefs and assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict and, in many cases, are beyond the control or knowledge of management. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning some of the factors that could cause materially different results is included in our reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission's public reference facilities and its website, www.sec.gov.

CONTACT: Dennis Loughran at (804) 822-3266